Exhibit 10.7

Execution Version

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (this “Agreement”) made as of the 1st day of June, 2015 by HAWAII INDEPENDENT ENERGY, LLC, a Hawaii limited liability company, having an office at One Memorial City Plaza, 800 Gessner Road, Suite 875, Houston, Texas 77024 (“Indemnitor”) in favor of J. ARON & COMPANY, a New York general partnership, having an office at 200 West Street, New York, New York 10282-2198 (together with its successors and/or assigns, “Indemnitee”) and other Indemnified Parties (defined below).

RECITALS:

A. Reference is made to the (i) Supply and Offtake Agreement dated as of June 1, 2015 (as amended, modified, renewed or extended from time to time, the “S&O Agreement”) between Indemnitor and Indemnitee, (ii) the ISDA Master Agreement dated as of June 1, 2015 (as amended, modified, renewed or extended from time to time, the “Master Agreement”) between Indemnitor and Indemnitee, including all schedules, annexes and exhibits thereto and all confirmations from time to time issued thereunder and subject thereto, (iii) Pledge and Security Agreement dated as of June 1, 2015 (as amended, modified, renewed or extended from time to time, the “Security Agreement”) between Indemnitor and Indemnitee, and (iv) the Mortgage and Security Agreement dated as of June 1, 2015 (as amended, modified, renewed or extended from time to time, the “Mortgage”) by Indemnitor in favor of Indemnitee. Capitalized terms not otherwise defined herein shall have the meaning set forth in the S&O Agreement. Indemnitee has agreed to deliver Crude Oil and purchase all Products upon and subject to the terms of the S&O Agreement and may from time to time with Indemnitor enter into transactions subject to the Master Agreement. It is a condition precedent to Indemnitee’s obligations under the S&O Agreement and the Master Agreement that the Indemnitor enter into this Agreement.

B. Pursuant to the requirements of the S&O Agreement, the Master Agreement, and the Mortgage, Indemnitor is providing the indemnification, representations, warranties, covenants and other matters described in this Agreement for the benefit of the Indemnified Parties.

C. Indemnitor is entering into this Agreement to induce Indemnitee to enter into the S&O Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby represents, warrants, covenants and agrees for the benefit of the Indemnified Parties as follows:

1. ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES. Except as otherwise disclosed by that certain Phase I environmental report in respect of the Property (as defined in the Mortgage) delivered to Indemnitee (referred to below as the “Environmental Report”), a copy of which has been provided to Indemnitee, or as disclosed in Schedule 1 hereto, and subject in all respects to Indemnitor’s anticipated final binding settlement with the United States Environmental Protection Agency and the United States Department of Justice and other applicable agencies or entities, if any, regarding alleged violations of the Clean Air Act related to the Indemnitor’s ownership and operation of the Refinery, (a) to Indemnitor’s knowledge, there are no Hazardous Substances (defined below) or underground storage tanks in, on, or under the Property, except those that are in material compliance with all applicable Environmental Laws (defined below) and with permits issued pursuant thereto; (b) to Indemnitor’s knowledge, there are no material past, present or threatened Releases (defined below) of Hazardous Substances in, on, under or from the Property which are reasonably anticipated to require material remedial action excepting such past Releases which have been remediated in accordance with Environmental Law; (c) to Indemnitor’s knowledge, there is no threat of any Release of Hazardous Substances migrating to the Property that would require remedial action by Indemnitor; (d) to Indemnitor’s knowledge, there is no past or present material non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been remediated in accordance with Environmental Law; (e) Indemnitor does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a governmental entity) relating to material Releases of Hazardous Substances or Remediation (defined below) thereof, of possible material liability of any Person pursuant to any Environmental Law, other material environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing or concerning whether any condition, use or activity on the Property or any adjacent property (to the extent same emanated from the Property) is in material violation of any Environmental Law; (f) Indemnitor has provided to Indemnitee all material written information relating to conditions in, on, under or from the Property that are known to Indemnitor and that are contained in files and records of Indemnitor, including but not limited to any material reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property; and (g) except as otherwise noted in the Environmental Report, the Property does not appear on and to Indemnitor’s knowledge has never been on the National Priorities List, or any active federal or state “superfund” or “superlien” list maintained by any local, state or federal agency or department.

2. ENVIRONMENTAL COVENANTS. Indemnitor covenants and agrees that: (a) its uses and operations of the Property shall comply in all material respects with all applicable Environmental Laws and permits issued pursuant thereto; (b) there shall be no Hazardous Substances known to Indemnitor in, on, or under the Property, except those that are in material compliance with applicable Environmental Laws and with permits issued pursuant thereto or that are being appropriately and timely addressed in accordance with Environmental Laws; (c) Indemnitor shall, at its sole cost and expense, comply with all reasonable written requests of the relevant authorities to (i) effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property; (ii) comply with any Environmental Law; and (iii) take any other reasonable action necessary or appropriate for protection of human health or the environment; and (d) Indemnitor shall immediately notify Indemnitee in writing of (A) any material Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property and (B) any material non-compliance with any Environmental Laws related in any way to the Property.

3. INDEMNIFICATION. Indemnitor covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses (defined below) imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any presence of any Hazardous Substances in, on, above, or under the Property; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Property; (c) any activity by Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substances at any time located in, under, on or above the Property; (d) any activity by Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Property to comply with any order of any governmental authority in connection with any Environmental Laws; (f) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (g) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Property, including but not limited to costs to investigate and assess such injury, destruction or loss; (h) any acts of Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Property in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances; (i) any acts of Indemnitor, any Person affiliated with any Indemnitor, and any tenant or other user of the Property (excepting any acts of any Indemnified Party) in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (j) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Property; (k) the filing or imposition of any environmental lien against the Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subparagraphs (a) through (j) above; and (l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement, the S&O Agreement or the Mortgage, in each case, related to environmental matters. Notwithstanding the foregoing, Indemnitor shall not have any indemnification obligations to Indemnitee under this Agreement with respect to any Losses that have been adjudicated as final (and are not subject to appeal) as having arisen solely out of, or that Indemnitor can prove to the satisfaction of Indemnitee (determined in Indemnitee’s sole and absolute discretion) arose solely out of, Hazardous Substances in, on, under or about the Property that were not (i) present prior to the date that Indemnitee or its nominee acquired title to the Property (and in no event resulting from or relating to a condition existing or which may have existed prior to the date that Indemnitee or its nominee acquired title to the Property), whether by foreclosure, exercise of power of sale, acceptance of a deed-in-lieu of foreclosure, or otherwise and (ii) the result of any act or negligence of Indemnitor or any of Indemnitor’s affiliates, agents or contractors. Additionally, notwithstanding any other provision hereof, Indemnitor shall have no indemnification obligations to any Indemnified Party pursuant to this Agreement for any Losses caused by the gross negligence or willful misconduct of any Indemnified Party.

4. DUTY TO DEFEND AND ATTORNEYS AND OTHER FEES AND EXPENSES. Upon written request by any Indemnified Party, Indemnitor shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties with respect to matters that are indemnified pursuant to this Agreement. Notwithstanding the foregoing, any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding, providing that no compromise or settlement shall be entered without Indemnitor’s consent, which consent shall not be unreasonably withheld. Upon demand, Indemnitor shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

5. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings: The term “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like relating to protection of occupational health or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to occupational health or the environment, including Hawaii Revised Statutes Chapters 342B to 342J, 342L and 342P (all as amended and including all regulations, permits and orders as issued thereunder). The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations and the like: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

The term “Hazardous Substances” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, regulated, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives. The foregoing shall be deemed to exclude substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations, provided the same (i) have been and continue to be in compliance with all Environmental Laws, (ii) have not and do not result in contamination of the Property and (iii) have not had and do not otherwise have a Material Adverse Change.

The term “Indemnified Parties” includes Indemnitee, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing.

The term “Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

The term “Losses” includes any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

The term “Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

The term “Remediation” includes but is not limited to any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

6. UNIMPAIRED LIABILITY. The liability of Indemnitor under this Agreement shall in no way be limited or impaired by, and Indemnitor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the S&O Agreement, the Mortgage or any other Transaction Document to or with Indemnitee by Indemnitor or any Person who succeeds Indemnitor or any Person as owner of the Property. In addition, the liability of Indemnitor under this Agreement shall in no way be limited or impaired by (i) any extensions of time for performance required by the S&O Agreement, the Mortgage or any of the other Transaction Documents, (ii) any sale or transfer of all or part of the Property, (iii) except as provided herein, any exculpatory provision in the S&O Agreement, the Mortgage, or any of the other Transaction Documents limiting Indemnitee’s recourse to the Property, or limiting Indemnitee’s rights to a deficiency judgment against Indemnitor, (iv) the accuracy or inaccuracy of the representations and warranties made by Indemnitor under the S&O Agreement, the Mortgage, or any of the other Transaction Documents or herein, (v) the release of Indemnitor or any other Person from performance or observance of any of the agreements, covenants, terms or condition contained in any of the other Transaction Documents by operation of law, Indemnitee’s voluntary act, or otherwise, or (vi) Indemnitee’s failure to record the Mortgage or file any UCC financing statements (or Indemnitee’s improper recording or filing of any thereof); and, in any such case, whether with or without notice to Indemnitor and with or without consideration.

7. ENFORCEMENT. Indemnified Parties may enforce the obligations of Indemnitor without first resorting to or exhausting any security or collateral or without first having recourse to the S&O Agreement, the Mortgage, or any other Transaction Documents or any of the Property, through foreclosure proceedings or otherwise, provided, however, that nothing herein shall inhibit or prevent Indemnitee from foreclosing, or exercising any power of sale under, the Mortgage, or exercising any other rights and remedies thereunder. This Agreement is not collateral or security for the Debt (as defined in the Mortgage) of Indemnitor pursuant to the S&O Agreement, unless Indemnitee expressly elects in writing to make this Agreement additional collateral or security for the Debt of Indemnitor pursuant to the S&O Agreement, which Indemnitee is entitled to do in its sole and absolute discretion. It is not necessary for an Event of Default to have occurred pursuant to and as defined in the Security Agreement or the S&O Agreement for Indemnified Parties to exercise their rights pursuant to this Agreement. Notwithstanding any provision of the S&O Agreement, the obligations pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the S&O Agreement; Indemnitor is fully and personally liable for such obligations, and such liability is not limited to original or amortized principal balance of the Debt or the value of the Property.

8. SURVIVAL. The obligations and liabilities of Indemnitor under this Agreement shall fully survive indefinitely notwithstanding any termination or release of the Mortgage and any of the other Transaction Documents, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage, the payment in full of the indebtedness secured by the Mortgage, any bankruptcy or other debtor relief proceeding, and any other event whatsoever.

9. INTEREST. Any amounts payable to any Indemnified Parties under this Agreement shall become immediately due and payable on demand and, if not paid within five (5) days of such demand therefor, shall bear interest at the Default Rate (as defined in the Mortgage).

10. SUBROGATION. Indemnitor shall take any and all reasonable actions, including institution of legal action against third parties, necessary or appropriate to obtain reimbursement, payment or compensation from such Persons responsible for the presence of any Hazardous Substances at, in, on, under or near the Property or otherwise obligated by law to bear the cost. Indemnified Parties shall be and hereby are subrogated to all of Indemnitor’s rights now or hereafter in such claims.

11. NOTICE OF LEGAL ACTIONS. Each party hereto shall, within five (5) Business Days of receipt thereof, give written notice to the other party hereto of (i) any notice, advice or other communication from any governmental entity or any source whatsoever with respect to Hazardous Substances on, from or affecting the Property, and (ii) any legal action brought against such party or related to the Property, with respect to which Indemnitor may have liability under this Agreement. Such notice shall comply with the provisions of Section 12 hereof.

12. NOTICES. All notices or other written communications hereunder shall be made in accordance with Article 27 of the S&O Agreement to the addresses noted above (or to such other addresses as may be specified in writing by any party hereto to the other parties hereto).

13. NO ORAL CHANGE. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Indemnitor or any Indemnified Party, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

14. HEADINGS, ETC. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

15. NUMBER AND GENDER/SUCCESSORS AND ASSIGNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term “Indemnitor” shall be deemed to refer to each and every Person comprising an Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and assigns of Indemnitor, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of Indemnitor may be assigned except with the written consent of Indemnitee. Each reference herein to Indemnitee shall be deemed to include its successors and assigns. This Agreement shall inure to the benefit of Indemnified Parties and their respective successors and assigns forever.

16. RELEASE OF LIABILITY. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

17. RIGHTS CUMULATIVE. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitee has under the Mortgage, the S&O Agreement or the other Transaction Documents or would otherwise have at law or in equity.

18. INAPPLICABLE PROVISIONS. If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

19. GOVERNING LAW. The governing law and related provisions set forth in Article 25 of the S&O Agreement (including, without limitation, any authorized agent provisions thereof) are hereby incorporated by reference as if fully set forth herein and shall be deemed fully applicable to Indemnitor hereunder.

20. MISCELLANEOUS. (a) Wherever pursuant to this Agreement (i) Indemnitee exercises any right given to it approve or disapprove, (ii) any arrangement or term is to be satisfactory to Indemnitee, or (iii) any other decision or determination is to be made by Indemnitee, the decision of Indemnitee to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Indemnitee, shall be in the sole and absolute discretion of Indemnitee and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b) Wherever pursuant to this Agreement it is provided that Indemnitor pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable legal fees and disbursements of Indemnitee, whether retained firms, the reimbursements for the expenses of the in-house staff or otherwise.

(c) If Indemnitor consists of more than one person or party, the obligations and liabilities of each such person or party hereunder shall be joint and several.

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IN WITNESS WHEREOF, this Agreement has been executed by Indemnitor and is effective as of the day and year first above written.

INDEMNITOR:

HAWAII INDEPENDENT ENERGY, LLC

By:	/s/ William Monteleone

Name:	William Monteleone

Title:	Executive Vice President

[Signature Page to Environmental Indemnity]